EXHIBIT 11


                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share

(dollars in thousands, except share data)                   For the Three              For the Nine
                                                             Months Ended              Months Ended
                                                             September 30,             September 30,
                                                           1999         1998          1999        1998
                                                      ----------   ----------   -----------  ----------
BASIC EARNINGS PER SHARE
EARNINGS:
Net income ........................................   $    2,758   $    2,096   $    7,937   $    7,272


AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding ........    6,148,492    6,315,498    6,247,907    6,322,345
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       BASIC EARNINGS PER SHARE ...................   $     0.45   $     0.33   $     1.27   $     1.15
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DILUTED EARNINGS PER SHARE
EARNINGS:
Net income ........................................   $    2,758   $    2,096   $    7,937   $    7,272

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding ........    6,148,492    6,315,498    6,247,907    6,322,345
Net effect of the assumed exercise of stock options
     based on the treasury stock method ...........      194,539      178,306      167,535      202,440
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          Total ...................................    6,343,031    6,493,804    6,415,442    6,524,785
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       DILUTED EARNINGS PER SHARE .................   $     0.43   $     0.32   $     1.24   $     1.11
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
* Adjusted for 10% stock dividend issued June 15, 1999, to shareholders of record as of May 28, 1999.